UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

VIZCONNECT, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-170779	27-3687123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 Main Street, Suite 1407
 Springfield, Massachusetts 01103
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 849-2666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 6, 2013, James Henderson submitted to VizConnect, Inc. (the “Company”) a resignation letter pursuant to which he resigned as the Treasurer, Chief Information Officer, and General Counsel of the Company. Mr. Henderson also resigned as a director of the Company. The resignation of Mr. Henderson was not a result of any disagreements relating to the Company’s operations, policies or practices.

A copy of Mr. Henderson’s resignation letter is included herewith as Exhibit 99.1.

On the same day, the Board of Directors of the Company appointed Paul Cooleen, the Company’s President, as the interim Chief Financial Officer until a new Chief Financial Officer is appointed.

Paul Cooleen, age 48, has been the Company’s President since February 13, 2013. Mr. Cooleen has over 20 years of experience as an interdealer broker in the Bond Market. Paul started his Wall Street career in 1987 at ICAP in New York City in the US Government Bond Market and helped build a successful Treasury Bill Desk until 2003. In January of 2003 Paul moved his family to Maine and bought a restaurant in the Mid-Coast region. After renovating, staffing, and managing the business for three years he sold the property and business and reentered the bond market back in New York. While in New York, Paul started a Mortgage Bond and CDS/ABX Index Desk at BGC Partners a subsidiary of Cantor Fitzgerald. As the mortgage market began to meltdown and the fail rate of banks began to rise, Mr. Cooleen saw an opportunity to start a desk that would buy bank asset paper from the FDIC and sell it out to the Wall Street Market. Mr. Cooleen has a Bachelor's of Science Degree from Plymouth State University and resides in Falmouth, Maine.

Family Relationships

There are no family relationships between Mr. Cooleen and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreements

The Company does not have any employment agreement with Mr. Cooleen.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Resignation letter of James Henderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIZCONNECT, INC.

Dated: November 13, 2013	By:	/s/ Paul Cooleen
Paul Cooleen
President and Interim Chief Financial Officer